Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Houston Wire & Cable Company 2000 Stock Plan and the Houston Wire & Cable Company 2006 Stock Plan of our reports dated March 13, 2014, with respect to the consolidated financial statements of Houston Wire & Cable Company, and the effectiveness of internal control over financial reporting of Houston Wire & Cable Company, included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Houston, Texas

March 13, 2014